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                                                  EXHIBIT 99

600 Powers Building, 16 West Main Street,
Rochester, New York  14614-1601                                     716-454-1250

FOR IMMEDIATE RELEASE                             CONTACT:  Mark W. Leunig
                                                  Director of Investor Relations
                                                  (716) 454-1250



               GENESEE CORPORATION ANNOUNCES SALE OF ONTARIO FOODS

                   AND $13 PER SHARE LIQUIDATING DISTRIBUTION

         ROCHESTER, NEW YORK, October 10, 2001 -- Genesee Corporation (NASDAQ/NMS: GENBB) announced today that it completed the sale of its Ontario Foods, Incorporated, subsidiary to Associated Brands, Inc. for $27 million USD. The Corporation estimates that the transaction will result in a net pre-tax loss of approximately $1.1 million.

         Ontario Foods is a leading producer of dry packaged food products such as noodles and rice side dishes, iced tea and instant beverage mixes, bouillon and artificial sweeteners which are sold under private label by many of the nation's leading food store chains. Associated Brands, Inc. is a privately held, Toronto-based producer of branded and private label food products that are sold to food store chains throughout Canada and to customers in the U.S.

         Net of purchase price adjustments, the Corporation received $22.1 million USD in cash at closing. The balance of the purchase price was paid by the Corporation taking back a $2.25 million USD promissory note and first mortgage on the Ontario Foods facility in Medina, New York. The note and mortgage is further secured by a $500,000 USD letter of credit issued by Scotiabank Inc. The note, together with $178,000 USD in cash paid by Associated Brands, was placed into escrow for a period of eighteen months to cover any contingent liabilities or post-closing obligations of the Corporation. During the escrow term the Corporation will receive payment on the note of interest only at the rate of 12% during the first six months and 15% for the balance of the escrow term. If the Medina property is not refinanced by Associated Brands to pay off the note and mortgage held by the Corporation prior to expiration of the escrow term, the Corporation may be required to refinance the remaining balance owing under the note and mortgage after drawing down the $500,000 letter of credit.



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         "We are pleased that we were able to find a strategic buyer like
Associated Brands, which will use the acquisition of Ontario Foods as the U.S. platform to execute its cross-border private label growth strategy," said Karl
D. Simonson, President of Ontario Foods. "The sale to Associated Brands will make Ontario Foods' Medina, New York facility an important component of a larger and more strategically positioned player in the North American private label foods business," said Mr. Simonson.

         With the completion of the sale of Ontario Foods, the Corporation declared a partial liquidating distribution of $13.00 per share, payable on November 1, 2001 to Class A and Class B shareholders of record on October 25, 2001. The partial liquidating distribution announced today is the second liquidating distribution paid to the Corporation's shareholders pursuant to the plan of liquidation and dissolution approved by the Corporation's shareholders on October 19, 2000. A liquidating distribution of $7.50 per share was paid on March 1, 2001.

         The liquidating distribution announced today distributes to shareholders a portion of the proceeds received by the Corporation from the sale of Ontario Foods, after making provision for taxes and reserves for contingent liabilities and post-closing obligations related to the transaction. The Corporation expects to make additional liquidating distributions as the contingent liabilities and post-closing obligations from the sale of Ontario Foods and the December 2000 sale of the Corporation's brewing business are discharged. The Corporation also expects to make additional liquidating distributions when it receives payment on the $2.25 million note and cash placed into escrow in connection with the sale of the foods business and the $11 million of promissory notes from High Falls Brewing Company that financed a portion of the brewing business sale. Other factors that will affect the amount and timing of additional liquidating distributions include the amount that will ultimately be realized from and the timing of the sale of the Corporation's real estate investments and other assets, which will depend on the terms of the transactions in which those assets are sold; the payment or provision for the payment of debts, expenses, taxes and other liabilities of the Corporation; and the timing and cost of liquidating and winding up the Corporation's business and affairs.

NOTE: STATEMENTS MADE IN THIS NEWS RELEASE REGARDING THE ESTIMATED PRE-TAX LOSS FROM THE SALE OF ONTARIO FOODS AND THE PAYMENT OF ADDITIONAL LIQUIDATING DISTRIBUTIONS ARE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND


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UNCERTAINTIES, AND THERE CAN BE NO ASSURANCE THAT THE EXPECTATIONS REFLECTED IN
THOSE STATEMENTS WILL BE REALIZED OR ACHIEVED. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, THE RISK OF DEFAULT BY ASSOCIATED BRANDS OR HIGH FALLS BREWING COMPANY ON THEIR PAYMENT AND OTHER OBLIGATIONS UNDER THE PROMISSORY NOTES HELD BY THE CORPORATION; THE POSSIBILITY OF DELAY IN FINDING BUYERS AND COMPLETING THE DIVESTITURE OF THE CORPORATION'S REAL ESTATE INVESTMENTS AND OTHER ASSETS; POSSIBLE CONTINGENT LIABILITIES AND POST-CLOSING INDEMNIFICATION AND OTHER OBLIGATIONS ARISING FROM THE SALE OF THE CORPORATION'S BREWING, FOODS AND EQUIPMENT LEASING BUSINESSES; AND RISKS ASSOCIATED WITH THE LIQUIDATION AND DISSOLUTION OF THE CORPORATION, INCLUDING WITHOUT LIMITATION, SETTLEMENT OF THE CORPORATION'S LIABILITIES AND OBLIGATIONS, COSTS INCURRED IN CONNECTION WITH CARRYING OUT THE PLAN OF LIQUIDATION AND DISSOLUTION, THE AMOUNT OF INCOME EARNED ON THE CORPORATION'S CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS DURING THE LIQUIDATION PERIOD, AND THE ACTUAL TIMING OF LIQUIDATING DISTRIBUTIONS.

Copies of Genesee Corporation news releases are available free of charge by calling PRNewswire's Company News On Call at 800-758-5804, Extension 352775, or on the Internet at http://www.prnewswire.com/comp/352775.html.







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